FOR IMMEDIATE RELEASE	Monday, February 4, 2013

Gannett Co., Inc. Reports Strong Fourth Quarter Results, Driven by Total Company Revenue Growth of 9 Percent and Non-GAAP Earnings Growth of 20 Percent

•	Record Revenue and Profitability for Broadcasting

•	Reported Earnings per Diluted Share of $0.44 and Non-GAAP Earnings per Diluted Share of $0.89

•	Operating Cash Flow Totaled $385 million Excluding Special Items

•	Free Cash Flow Totaled $248 million

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI), a leading international media and marketing solutions company, today reported strong fourth quarter financial results. Earnings per diluted share, on a GAAP (generally accepted accounting principles) basis were $0.44 for the fourth quarter of 2012 compared to $0.49 for the same quarter last year. Excluding special items in both years, fourth quarter earnings per diluted share were $0.89 in 2012 compared to $0.72 in the fourth quarter of 2011, a 23.6 percent increase.

Gracia Martore, President and Chief Executive Officer, said, “We are proud of our strong operating results this quarter with growth in revenue and margin expansion driving strong cash flow. This caps an extremely productive year in which we successfully implemented our strategy to position Gannett for success in the digital era. For the year, we achieved our first year-over-year increase in company-wide revenue since 2006. During the fourth quarter and for the full year, our Broadcasting business delivered record revenue and profitability. Our television stations significantly increased market share this year reflecting the value of their content and format in gaining new viewers while retaining their loyal base. Not to be outdone, local domestic publishing circulation revenue also increased for the third straight quarter driven by the success of our all access content subscription model. We are meeting or exceeding the revenue and operating profit goals we had for the all access content subscription model. Total digital revenue across Gannett increased 29 percent and represented 25 percent of total revenue.

“Our strategy is gaining momentum, our investments are bearing fruit and we are achieving the results we expected. We enter 2013 with our businesses performing well and poised for even greater success going forward. We remain confident we are well positioned to achieve our goals and to continue delivering on our promise to return increased value to shareholders,” Martore said.

Amounts reported in accordance with GAAP are contained in Tables 1 through 4. Certain amounts and comparisons included in the following discussion of GAAP results are supplemented by discussions which exclude the effect of special items. Details of these special items and their effect on GAAP results are included on the Non-GAAP Financial Information Tables 5 through 10 attached to this release. The company's basis for providing discussions of non-GAAP results is detailed below.

Results for the fourth quarter of 2012 include special charges affecting operating income. Non-cash asset impairments, efficiency-driven facility consolidation and workforce restructuring charges totaled $114.6 million ($101.9 million after tax or $0.44 per share). Non-operating items include a $3.8 million ($2.3 million after tax or $0.01 per share) non-cash charge related to the impairment of a minority owned investment.

Results for the fourth quarter of 2011 included special charges affecting operating income of $78.4 million ($49.0 million after-tax or $0.20 per share). Non-operating items for the fourth quarter of 2011 included special charges related to the impairment of certain minority-owned investments that totaled $28.4 million ($17.2 million after-tax or $0.07 per share). In addition, a special tax benefit of $10.7 million or $0.04 per share was recorded.

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CONTINUING OPERATIONS

All of the company’s Publishing and Broadcast results detailed below were impacted by an extra week in 2012 compared to 2011. Results for the year included 53 weeks compared with 52 weeks in 2011. The fourth quarter was comprised of 14 weeks compared with 13 weeks in the same quarter of 2011.
The table below details fourth quarter results on a GAAP and non-GAAP basis and excluding the extra week:

In thousands of dollars, except per share amounts

	Fourteen weeks ended Dec. 30, 2012	Workforce restructuring	Facility consolidation and asset impairment charges	Impact of extra week	Thirteen weeks ended Dec. 23, 2012
Operating income	$220,380	$6,595	$108,013	$(14,647)	$320,341
Equity income in unconsolidated investees, net	6,407	—	3,816	—	10,223
Interest expense	(38,927)	—	—	2,800	(36,127)
Total non-operating (expense) income	(26,474)	—	3,816	2,800	(19,858)
Income before income taxes	193,906	6,595	111,829	(11,847)	300,483
Provision for income taxes	78,900	2,400	11,800	(4,900)	88,200
Net income	115,006	4,195	100,029	(6,947)	212,283
Net income attributable to Gannett Co., Inc.	103,085	4,195	100,029	(6,947)	200,362
Net income per share - diluted	$0.44	$0.02	$0.43	$(0.03)	$0.86

Net income attributable to Gannett was $103.1 million in the fourth quarter of 2012. Net income attributable to Gannett on a non-GAAP basis increased 20.2 percent to $207.3 million from $172.4 million in 2011. Operating income totaled $220.4 million in the quarter. Non-GAAP operating income including strategic initiative investments of $14.1 million but excluding special items and the extra week totaled $320.3 million, up 10.2 percent compared to the fourth quarter last year. Operating cash flow in the quarter (a non-GAAP term defined as operating income plus special items, depreciation and amortization) was $384.7 million compared to $339.2 million in the fourth quarter a year ago. Excluding the extra week operating cash flow was up 9.1 percent.

Total operating revenues for the company were $1.52 billion in the fourth quarter, a 9.4 percent increase compared to the fourth quarter last year. A substantial increase in Broadcasting segment revenues, higher Publishing segment revenues as well as the extra week in the quarter drove the increase. The increase in Broadcasting segment revenues reflects a record level of political spending in the quarter. Significantly higher circulation revenue in the Publishing segment resulting from the positive impact of the all access content subscription model more than offset a decline in advertising revenues. Digital segment revenues were up due primarily to revenue growth at CareerBuilder. Excluding the extra week in the quarter, total operating revenues were 4.8 percent higher than the year ago quarter.

Operating expenses including the special charges noted above were $1.30 billion in the quarter, 10.4 percent higher than the fourth quarter in 2011. Special charges, higher costs associated with substantial revenue growth in the Broadcasting segment and the extra week in the quarter contributed to the increase. Strategic initiative investments that totaled $14.1 million and a $5.5 million increase in pension expense were partially offset by continued cost reduction and cost efficiency efforts company-wide. Operating expenses on a non-GAAP basis, which exclude special items but include the impact of the investment in strategic initiatives and pension expense, totaled $1.18 billion. Total operating expenses in the quarter excluding special items and the extra week in the quarter were up 3.4 percent.

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Total operating revenues for the full year totaled $5.35 billion compared to $5.24 billion a year ago, an increase of over 2 percent. The increase was driven by substantially higher Broadcast revenues reflecting a record $150 million in political ad spending and $37 million associated with the the Summer Olympic Games. Digital segment revenues were 4.7 percent higher. Publishing segment revenues declined 2.7 percent as a 6.2 percent decline in advertising revenues was partially offset by a 5.0 percent increase in circulation revenues. Digital revenues company-wide were $1.29 billion, an increase of 18.7 percent compared to 2011. Operating expenses totaled $4.56 billion. Operating expenses on a non-GAAP basis were up 2.3 percent reflecting $74.2 million of strategic investments and the extra week in 2012 partially offset by company-wide efficiency efforts. On a non-GAAP basis, operating income in 2012 was $960.4 million, a 1.5 percent increase. Net income attributable to Gannett on the same basis was up 6.3 percent to $551.1 million. Earnings per diluted share were $1.79 on a GAAP basis. On a non-GAAP basis, earnings per diluted share were $2.33 compared to $2.13 in 2011. Operating cash flow totaled $1.15 billion in 2012.

Total operating revenues in 2012 excluding the extra week were up 1 percent. On the same basis, Publishing segment revenues were 4.1 percent lower reflecting a 3.1 percent increase in circulation revenue and a 7.4 percent decline in advertising revenues. Broadcasting segment revenues were 24.1 percent higher. Operating expenses, excluding initiative investment, special items and the extra week, were down 0.5 percent. Operating income on the same basis was up 5.7 percent. The extra week in 2012 contributed approximately $0.03 to diluted earnings per share.

In the first quarter of 2012, the company announced a new capital allocation plan that included a 150 percent increase in the annual dividend to $0.80 per share and a $300 million share repurchase program targeted to be completed over the two years following the announcement. During the fourth quarter the company purchased approximately 2.1 million shares for $37.4 million. Year-to-date, shares repurchased totaled 10.3 million shares for $153.9 million.
PUBLISHING

Publishing segment operating revenues in the quarter were $1.04 billion, 3.7 percent higher than the $1.01 billion in the fourth quarter last year reflecting the extra week in the quarter and an increase in circulation revenues. The growth was offset, in part, by lower advertising revenues as the tepid economic recovery continues to impact advertising demand.

Primarily reflecting the impact of the complete rollout of the all access content subscription model and the extra week in the quarter, circulation revenue company-wide was up 16.8 percent. Excluding the extra week, circulation revenues increased 9.3 percent. Local domestic circulation revenue was 23.6 percent higher. This is the third consecutive quarter of circulation revenue growth as customer response has been very positive.

Advertising revenues totaled $657.5 million compared to $670.7 million in the fourth quarter a year ago, a 2.0 percent decline. Excluding the extra week, advertising revenues were 6.5 percent lower, the best quarterly comparison in 2012. Advertising revenues declined 5.6 percent in October, were down 7.4 percent in November, and were 6.7 percent lower in December, excluding the extra week.

Excluding the extra week in the quarter, retail advertising and classified advertising comparisons were the best quarterly comparisons for the year while comparisons for national advertising lagged third quarter comparisons.

The percentage changes for the Publishing segment advertising revenue categories for the quarter were as follows:

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Fourth Quarter 2012 Year-over-Year Comparisons (including extra week in the quarter)

	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing Segment (constant currency)	Total Publishing Segment
Retail	(1.5)%	(1.3)%	(1.5)%	(1.3)%
National	(6.4)%	(13.0)%	(6.9)%	(6.8)%
Classified	1.8%	(5.3)%	—%	0.5%
	(1.8)%	(4.7)%	(2.1)%	(2.0)%

The percentage changes in the classified categories were as follows:

Fourth Quarter 2012 Year-over-Year Comparisons (including the extra week in the quarter)

	U.S. Publishing	Newsquest (in pounds)	Total Publishing Segment (constant currency)	Total Publishing Segment
Automotive	7.3%	(5.8)%	5.6%	5.9%
Employment	(4.4)%	(0.7)%	(3.4)%	(2.8)%
Real Estate	(4.3)%	(9.1)%	(6.0)%	(5.3)%
Legal	10.3%	---	10.3%	10.3%
Other	0.8%	(5.9)%	(1.5)%	(0.8)%
	1.8%	(5.3)%	—%	0.5%

Digital publishing revenues were up 87.1 percent in the quarter reflecting the impact of the all access content subscription model in addition to higher digital advertising and marketing solutions revenue. Digital publishing revenues excluding the extra week were 79.2 percent higher in the quarter. On the same basis, a 100.1 percent increase in digital revenues at our local domestic publishing operations was driven primarily by the all access content subscription model. Digital revenues at USA TODAY and its associated businesses increased 27.9 percent while Newsquest's digital revenues were up 8.8 percent, in pounds.

Publishing segment operating expenses totaled $914.9 million in the quarter compared to $893.0 million in the fourth quarter last year, an increase of 2.4 percent. Operating expenses in the Publishing segment excluding special items, initiative investment and the extra week were relatively unchanged from the fourth quarter a year ago. Newsprint expense was 1.1 percent lower in the quarter due primarily to lower consumption.

Publishing segment operating income, which includes the impact of strategic investments, was $128.7 million. Publishing segment operating income excluding special items totaled $153.2 million in the quarter and operating cash flow was $182.8 million.
BROADCASTING

Results in the Broadcasting segment (which include Captivate) reflected a record level of fourth quarter revenues and operating results. Operating revenues were $287.5 million in the quarter, up 43.9 percent compared to $199.8 million in the fourth quarter last year. Excluding the extra week, revenues in the

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Broadcasting segment were 39.0 percent higher. The increase was due primarily to a substantial increase in political advertising that leveraged a combination of strong stations and local news positions, a very good political footprint as well as optimal inventory management. Double digit growth in retransmission revenue contributed to revenue growth as well.

Total television revenues were 45.7 percent higher and totaled $280.2 million compared to $192.4 million in the fourth quarter last year. The revenue growth was driven by $91.2 million in politically related advertising during the fourth quarter of 2012. Retransmission revenues were $29.6 million in the quarter compared to $21.4 million in the fourth quarter a year ago, an increase of 38.7 percent. Television station digital revenues were 4.0 percent higher than the fourth quarter of 2011. Based on current trends, the percentage increase in total television revenues is projected to be up in the high-single digits in the first quarter of 2013 as compared to the first quarter of 2012. First quarter 2013 year-over-year comparisons will be unfavorably impacted by the absence of $5.1 million in political revenue and the move of the Super Bowl from NBC to CBS. Excluding political variances year-to-year, the percentage increase in total television revenues is projected to be up in the 10 to 12 percent range in the first quarter.

Broadcasting segment operating expenses totaled $129.6 million, an increase of 17.7 percent compared to the fourth quarter a year ago. The increase reflects higher sales and marketing costs associated with the substantial increase in revenues and the extra week in the quarter. Broadcasting segment operating expenses excluding special items and the extra week in the quarter were 13.9 percent higher. Record operating income totaled $157.9 million and was 76.0 percent higher than the fourth quarter last year while operating cash flow was 69.4 percent higher and totaled $164.8 million. Operating income excluding special items and the extra week was up 69.4 percent compared to the fourth quarter a year ago. Operating cash flow on the same basis was 64.5 percent higher.
DIGITAL

Results in the Digital segment were not impacted by the extra week in the quarter. Digital segment operating revenues were $187.2 million compared to $181.5 million in the fourth quarter last year. Solid revenue growth at CareerBuilder drove the increase. Digital segment operating expenses were substantially higher due primarily to the special charges. Digital segment operating expenses excluding special items were 3.8 percent higher. On the same basis, operating income totaled $39.0 million. Operating cash flow was up 3.7 percent and totaled $48.4 million.

Digital revenues company-wide, including the Digital segment and all digital revenues generated by the other business segments, were $375.6 million, a 29.4 percent increase from the fourth quarter a year ago. Excluding the extra week, digital revenues company-wide were 26.7 percent higher. The increase was driven primarily by the impact of the all access content subscription model as well as higher revenue associated with digital advertising and marketing solutions across all segments.

At the end of the quarter, Gannett had about 120 domestic web sites affiliated with its local publishing and television markets, USA TODAY, Gannett Government Media and Gannett Healthcare Group. USATODAY.com is one of the most popular newspaper sites and the USA TODAY app is a top news app with 17.4 million downloads across iPad, iPhone, Android, Windows and Kindle Fire. In December, Gannett's consolidated domestic Internet audience share increased 7.6 percent from December of 2011 to 54.6 million unique visitors reaching 24.7 percent of the Internet audience, according to Comscore Media Metrix. Newsquest is also an Internet leader in the UK where its network of web sites attracted 76.0 million monthly page impressions from approximately 10.1 million unique users in December 2012. CareerBuilder's unique visitors in the fourth quarter averaged 21.0 million.

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NON-OPERATING ITEMS

The company's equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/digital businesses including Classified Ventures.

Equity income in unconsolidated investments was $6.4 million, up $12.2 million compared to the fourth quarter a year ago. Excluding special non-cash charges in the fourth quarters of 2012 and 2011, equity income totaled $10.2 million, an increase of $2.2 million. The increase was due primarily to strong results for Classified Ventures and improved results in our newspaper partnerships.

Interest expense was $38.9 million compared to $40.8 million in the fourth quarter last year. The decline was due to lower average debt balances partially offset by higher average interest rates and the extra week in the quarter.

Other non-operating income totaled $6.0 million for the quarter, an increase of $20.9 million from the fourth quarter last year. The increase reflects the gain on an investment in the fourth quarter this year and $14.5 million of non-cash impairment charges for minority-owned cost method businesses in the fourth quarter a year ago. Excluding non-cash impairment charges, other non-operating income was $6.4 million higher compared to the fourth quarter last year.

Net cash flow from operating activities was $258.0 million, while free cash flow (a non-GAAP measure) totaled $248.1 million in the quarter. The balance of long term debt at quarter end was $1.43 billion. Total cash at the end of the quarter was $175.0 million.

* * * *

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

In this earnings report, the company discusses non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, facility consolidation expenses, non-cash impairment charges, incremental charges associated with the the company's former chairman and chief executive officer's disability related retirement, pension settlement charges and certain credits to its income tax provision. The company believes that such expenses and credits are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between periods and with peer group companies. Workforce restructuring and facility consolidation expenses primarily relate to incremental expenses the company has incurred to consolidate or outsource production processes and centralize other functions. These expenses include payroll and related benefit costs and accelerated depreciation. Non-cash impairment charges were recorded in 2012 and 2011 to reduce the book value of certain intangible assets and investments accounted for under the equity and cost methods to fair value, as the businesses underlying these assets had experienced significant and sustained unfavorable operating results. The pension settlement charges result from the acceleration of expense related to the timing of certain pension payments. Full year results include credits to the tax provision related primarily to tax settlements covering multiple years. The company also recorded in the fourth quarter of 2011 a special tax benefit for deductible stock basis relating to prior year business impairment charges for which no tax benefit could have been previously taken.

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The company also discusses operating cash flow, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. This non-GAAP measure is calculated by adding amounts associated with the special expense items described above, as well as depreciation and amortization, to operating income as reported on a GAAP basis. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments.” The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in its businesses, repay indebtedness, add to the company's cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company's businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company's peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons.

Tabular reconciliations for the non-GAAP financial measures are contained in Tables 5 through 10 attached to this news release.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-572-7026 and international callers should dial 719-457-2674 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 4766645. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 4766645. Materials related to the call will be available through the Investor Relations section of the company's web site Monday morning.

About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people - and the companies who want to reach them - with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

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Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Fourteen weeks ended Dec. 30, 2012	Thirteen weeks ended Dec. 25, 2011	% Increase (Decrease)
Net operating revenues:
Publishing advertising	$657,546	$670,749	(2.0)
Publishing circulation	313,113	268,145	16.8
Digital	187,249	181,500	3.2
Broadcasting	287,511	199,835	43.9
All other	72,890	67,526	7.9
Total	1,518,309	1,387,755	9.4

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	779,777	782,040	(0.3)
Selling, general and administrative expenses, exclusive of depreciation	360,422	331,741	8.6
Depreciation	40,426	40,768	(0.8)
Amortization of intangible assets	9,291	7,753	19.8
Facility consolidation and asset impairment charges	108,013	13,193	***
Total	1,297,929	1,175,495	10.4
Operating income	220,380	212,260	3.8

Non-operating (expense) income:
Equity income (loss) in unconsolidated investees, net	6,407	(5,797)	***
Interest expense	(38,927)	(40,831)	(4.7)
Other non-operating items	6,046	(14,854)	***
Total	(26,474)	(61,482)	(56.9)

Income before income taxes	193,906	150,778	28.6
Provision for income taxes	78,900	26,100	***
Net income	115,006	124,678	(7.8)
Net income attributable to noncontrolling interests	(11,921)	(7,738)	54.1
Net income attributable to Gannett Co., Inc.	$103,085	$116,940	(11.8)

Net income per share - basic	$0.45	$0.49	(8.2)
Net income per share - diluted	$0.44	$0.49	(10.2)

Weighted average number of common shares outstanding:
Basic	229,368	237,219	(3.3)
Diluted	233,980	240,419	(2.7)

Dividends declared per share	$0.20	$0.08	***

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 2
	Fifty-three weeks ended Dec. 30, 2012	Fifty-two weeks ended Dec. 25, 2011	% Increase (Decrease)
Net operating revenues:
Publishing advertising	$2,355,922	$2,511,025	(6.2)
Publishing circulation	1,117,042	1,063,890	5.0
Digital	718,949	686,471	4.7
Broadcasting	906,104	722,410	25.4
All other	255,180	256,193	(0.4)
Total	5,353,197	5,239,989	2.2

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	2,943,847	2,961,097	(0.6)
Selling, general and administrative expenses, exclusive of depreciation	1,303,427	1,223,485	6.5
Depreciation	160,746	165,739	(3.0)
Amortization of intangible assets	33,293	31,634	5.2
Facility consolidation and asset impairment charges	122,129	27,243	***
Total	4,563,442	4,409,198	3.5
Operating income	789,755	830,791	(4.9)

Non-operating (expense) income:
Equity income in unconsolidated investees, net	22,387	8,197	***
Interest expense	(150,469)	(173,140)	(13.1)
Other non-operating items	8,734	(12,921)	***
Total	(119,348)	(177,864)	(32.9)

Income before income taxes	670,407	652,927	2.7
Provision for income taxes	195,400	152,800	27.9
Net income	475,007	500,127	(5.0)
Net income attributable to noncontrolling interests	(50,727)	(41,379)	22.6
Net income attributable to Gannett Co., Inc.	$424,280	$458,748	(7.5)

Net income per share - basic	$1.83	$1.92	(4.7)
Net income per share - diluted	$1.79	$1.89	(5.3)

Weighted average number of common shares outstanding:
Basic	232,327	239,228	(2.9)
Diluted	236,690	242,768	(2.5)

Dividends declared per share	$0.80	$0.24	***

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 3
	Fourteen weeks ended Dec. 30, 2012	Thirteen weeks ended Dec. 25, 2011	% Increase (Decrease)
Net operating revenues:
Publishing	$1,043,549	$1,006,420	3.7
Digital	187,249	181,500	3.2
Broadcasting	287,511	199,835	43.9
Total	$1,518,309	$1,387,755	9.4

Operating income (net of depreciation, amortization and facility consolidation and asset impairment charges):
Publishing	$128,662	$113,398	13.5
Digital	(51,006)	38,732	***
Broadcasting	157,935	89,724	76.0
Corporate	(15,211)	(29,594)	(48.6)
Total	$220,380	$212,260	3.8

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$47,524	$42,160	12.7
Digital	99,364	7,892	***
Broadcasting	6,894	6,884	0.1
Corporate	3,948	4,778	(17.4)
Total	$157,730	$61,714	***

Operating cash flow:
Publishing	$176,186	$155,558	13.3
Digital	48,358	46,624	3.7
Broadcasting	164,829	96,608	70.6
Corporate	(11,263)	(24,816)	(54.6)
Total	$378,110	$273,974	38.0

Operating cash flow represents operating income from each of the company's business segments plus related depreciation, amortization and facility consolidation and asset impairment charges. See Table No. 9 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 4
	Fifty-three weeks ended Dec. 30, 2012	Fifty-two weeks ended Dec. 25, 2011	% Increase (Decrease)
Net operating revenues:
Publishing	$3,728,144	$3,831,108	(2.7)
Digital	718,949	686,471	4.7
Broadcasting	906,104	722,410	25.4
Total	$5,353,197	$5,239,989	2.2

Operating income (net of depreciation, amortization and facility consolidation and asset impairment charges):
Publishing	$368,644	$477,583	(22.8)
Digital	41,700	125,340	(66.7)
Broadcasting	443,808	302,140	46.9
Corporate	(64,397)	(74,272)	(13.3)
Total	$789,755	$830,791	(4.9)

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$147,750	$148,537	(0.5)
Digital	123,990	30,693	***
Broadcasting	28,007	28,926	(3.2)
Corporate	16,421	16,460	(0.2)
Total	$316,168	$224,616	40.8

Operating cash flow:
Publishing	$516,394	$626,120	(17.5)
Digital	165,690	156,033	6.2
Broadcasting	471,815	331,066	42.5
Corporate	(47,976)	(57,812)	(17.0)
Total	$1,105,923	$1,055,407	4.8

Operating cash flow represents operating income from each of the company's business segments plus related depreciation, amortization and facility consolidation and asset impairment charges. See Table No. 9 for reconciliation of amounts to the Condensed Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 5 through No. 10 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 5
	GAAP Measure	Special Items		Non-GAAP Measure
	Fourteen weeks ended Dec. 30, 2012	Workforce restructuring	Facility consolidation and asset impairment charges	Fourteen weeks ended Dec. 30, 2012
Cost of sales and operating expenses, exclusive of depreciation	$779,777	$(5,909)	$—	$773,868
Selling, general and administrative expenses, exclusive of depreciation	360,422	(686)	—	359,736
Facility consolidation and asset impairment charges	108,013	—	(108,013)	—
Operating expenses	1,297,929	(6,595)	(108,013)	1,183,321
Operating income	220,380	6,595	108,013	334,988
Equity income in unconsolidated investees, net	6,407	—	3,816	10,223
Total non-operating (expense) income	(26,474)	—	3,816	(22,658)
Income before income taxes	193,906	6,595	111,829	312,330
Provision for income taxes	78,900	2,400	11,800	93,100
Net income	115,006	4,195	100,029	219,230
Net income attributable to Gannett Co., Inc.	103,085	4,195	100,029	207,309
Net income per share - diluted	$0.44	$0.02	$0.43	$0.89

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Dec. 25, 2011	Workforce restructuring	Facility consolidation and asset impairment charges	Former Chairman and CEO incremental retirement charges	Tax benefit of business stock deduction	Thirteen weeks ended Dec. 25, 2011
Cost of sales and operating expenses, exclusive of depreciation	$782,040	$(46,468)	$—	$—	$—	$735,572
Selling, general and administrative expenses, exclusive of depreciation	331,741	(3,984)	—	(14,738)	—	313,019
Facility consolidation and asset impairment charges	13,193	—	(13,193)	—	—	—
Operating expenses	1,175,495	(50,452)	(13,193)	(14,738)	—	1,097,112
Operating income	212,260	50,452	13,193	14,738	—	290,643
Equity income (loss) in unconsolidated investees, net	(5,797)	—	13,862	—	—	8,065
Other non-operating items	(14,854)	—	14,529	—	—	(325)
Total non-operating (expense) income	(61,482)	—	28,391	—	—	(33,091)
Income before income taxes	150,778	50,452	41,584	14,738	—	257,552
Provision for income taxes	26,100	19,400	15,300	5,900	10,700	77,400
Net income	124,678	31,052	26,284	8,838	(10,700)	180,152
Net income attributable to Gannett Co., Inc.	116,940	31,052	26,284	8,838	(10,700)	172,414
Net income per share - diluted (a)	$0.49	$0.13	$0.11	$0.04	$(0.04)	$0.72

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

Table No. 6
	GAAP Measure	Special Items				Non-GAAP Measure
	Fifty-three weeks ended Dec. 30, 2012	Workforce restructuring	Facility consolidation and asset impairment charges	Pension settlement charges	Special tax benefits	Fifty-three weeks ended Dec. 30, 2012
Cost of sales and operating expenses, exclusive of depreciation	$2,943,847	$(34,679)	$—	$—	$—	$2,909,168
Selling, general and administrative expenses, exclusive of depreciation	1,303,427	(5,891)	—	(7,946)	—	1,289,590
Facility consolidation and asset impairment charges	122,129	—	(122,129)	—	—	—
Operating expenses	4,563,442	(40,570)	(122,129)	(7,946)	—	4,392,797
Operating income	789,755	40,570	122,129	7,946	—	960,400
Equity income in unconsolidated investees, net	22,387	—	7,036	—	—	29,423
Total non-operating (expense) income	(119,348)	—	7,036	—	—	(112,312)
Income before income taxes	670,407	40,570	129,165	7,946	—	848,088
Provision for income taxes	195,400	15,900	18,700	3,200	13,100	246,300
Net income	475,007	24,670	110,465	4,746	(13,100)	601,788
Net income attributable to Gannett Co., Inc.	424,280	24,670	110,465	4,746	(13,100)	551,061
Net income per share - diluted (a)	$1.79	$0.10	$0.47	$0.02	$(0.06)	$2.33

	GAAP Measure	Special Items					Non-GAAP Measure
	Fifty-two weeks ended Dec. 25, 2011	Workforce restructuring	Facility consolidation and asset impairment charges	Former Chairman and CEO incremental retirement charges	Prior year tax reserve adjustments, net	Tax benefit of business stock deduction	Fifty-two weeks ended Dec. 25, 2011
Cost of sales and operating expenses, exclusive of depreciation	$2,961,097	$(66,145)	$—	$—	$—	$—	$2,894,952
Selling, general and administrative expenses, exclusive of depreciation	1,223,485	(7,751)	—	(14,738)	—	—	1,200,996
Facility consolidation and asset impairment charges	27,243	—	(27,243)	—	—	—	—
Operating expenses	4,409,198	(73,896)	(27,243)	(14,738)	—	—	4,293,321
Operating income	830,791	73,896	27,243	14,738	—	—	946,668
Equity income in unconsolidated investees, net	8,197	—	15,739	—	—	—	23,936
Other non-operating items	(12,921)	—	14,529	—	—	—	1,608
Total non-operating (expense) income	(177,864)	—	30,268	—	—	—	(147,596)
Income before income taxes	652,927	73,896	57,511	14,738	—	—	799,072
Provision for income taxes	152,800	28,300	21,700	5,900	20,100	10,700	239,500
Net income	500,127	45,596	35,811	8,838	(20,100)	(10,700)	559,572
Net income attributable to Gannett Co., Inc.	458,748	45,596	35,811	8,838	(20,100)	(10,700)	518,193
Net income per share - diluted (a)	$1.89	$0.19	$0.15	$0.04	$(0.08)	$(0.04)	$2.13

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 7
	GAAP Measure	Special Items		Non-GAAP Measure
	Fourteen weeks ended Dec. 30, 2012	Workforce restructuring	Facility consolidation and asset impairment charges	Fourteen weeks ended Dec. 30, 2012
Operating income:
Publishing	$128,662	$6,595	$17,960	$153,217
Digital	(51,006)	—	90,053	39,047
Broadcasting	157,935	—	—	157,935
Corporate	(15,211)	—	—	(15,211)
Total	$220,380	$6,595	$108,013	$334,988

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$47,524	$—	$(17,960)	$29,564
Digital	99,364	—	(90,053)	9,311
Broadcasting	6,894	—	—	6,894
Corporate	3,948	—	—	3,948
Total	$157,730	$—	$(108,013)	$49,717

Operating cash flow (a):
Publishing	$176,186	$6,595	$—	$182,781
Digital	48,358	—	—	48,358
Broadcasting	164,829	—	—	164,829
Corporate	(11,263)	—	—	(11,263)
Total	$378,110	$6,595	$—	$384,705

	GAAP Measure	Special Items			Non-GAAP Measure
	Thirteen weeks ended Dec. 25, 2011	Workforce restructuring	Facility consolidation and asset impairment charges	Former Chairman and CEO incremental retirement charges	Thirteen weeks ended Dec. 25, 2011
Operating income:
Publishing	$113,398	$49,785	$13,193	$—	$176,376
Digital	38,732	—	—	—	38,732
Broadcasting	89,724	667	—	—	90,391
Corporate	(29,594)	—	—	14,738	(14,856)
Total	$212,260	$50,452	$13,193	$14,738	$290,643

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$42,160	$—	$(13,193)	$—	$28,967
Digital	7,892	—	—	—	7,892
Broadcasting	6,884	—	—	—	6,884
Corporate	4,778	—	—	—	4,778
Total	$61,714	$—	$(13,193)	$—	$48,521

Operating cash flow (a):
Publishing	$155,558	$49,785	$—	$—	$205,343
Digital	46,624	—	—	—	46,624
Broadcasting	96,608	667	—	—	97,275
Corporate	(24,816)	—	—	14,738	(10,078)
Total	$273,974	$50,452	$—	$14,738	$339,164

(a) Refer to Table No. 9

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8
	GAAP Measure	Special Items			Non-GAAP Measure
	Fifty-three weeks ended Dec. 30, 2012	Workforce restructuring	Facility consolidation and asset impairment charges	Pension settlement charges	Fifty-three weeks ended Dec. 30, 2012
Operating income:
Publishing	$368,644	$42,226	$32,076	$—	$442,946
Digital	41,700	—	90,053	—	131,753
Broadcasting	443,808	—	—	—	443,808
Corporate	(64,397)	(1,656)	—	7,946	(58,107)
Total	$789,755	$40,570	$122,129	$7,946	$960,400

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$147,750	$—	$(32,076)	$—	$115,674
Digital	123,990	—	(90,053)	—	33,937
Broadcasting	28,007	—	—	—	28,007
Corporate	16,421	—	—	—	16,421
Total	$316,168	$—	$(122,129)	$—	$194,039

Operating cash flow (a):
Publishing	$516,394	$42,226	$—	$—	$558,620
Digital	165,690	—	—	—	165,690
Broadcasting	471,815	—	—	—	471,815
Corporate	(47,976)	(1,656)	—	7,946	(41,686)
Total	$1,105,923	$40,570	$—	$7,946	$1,154,439

	GAAP Measure	Special Items			Non-GAAP Measure
	Fifty-two weeks ended Dec. 25, 2011	Workforce restructuring	Facility consolidation and asset impairment charges	Former Chairman and CEO incremental retirement charges	Fifty-two weeks ended Dec. 25, 2011
Operating income:
Publishing	$477,583	$73,229	$27,243	$—	$578,055
Digital	125,340	—	—	—	125,340
Broadcasting	302,140	667	—	—	302,807
Corporate	(74,272)	—	—	14,738	(59,534)
Total	$830,791	$73,896	$27,243	$14,738	$946,668

Depreciation, amortization and facility consolidation and asset impairment charges:
Publishing	$148,537	$—	$(27,243)	$—	$121,294
Digital	30,693	—	—	—	30,693
Broadcasting	28,926	—	—	—	28,926
Corporate	16,460	—	—	—	16,460
Total	$224,616	$—	$(27,243)	$—	$197,373

Operating cash flow (a):
Publishing	$626,120	$73,229	$—	$—	$699,349
Digital	156,033	—	—	—	156,033
Broadcasting	331,066	667	—	—	331,733
Corporate	(57,812)	—	—	14,738	(43,074)
Total	$1,055,407	$73,896	$—	$14,738	$1,144,041

(a) Refer to Table No. 9

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 9

"Operating cash flow", a non-GAAP measure, is defined as operating income plus depreciation, amortization and facility consolidation and asset impairment charges. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

A reconciliation of these non-GAAP amounts to the company's operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income, follow:

Fourteen weeks ended Dec. 30, 2012:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$176,186	$48,358	$164,829	$(11,263)	$378,110
Less:
Depreciation	(25,324)	(4,441)	(6,713)	(3,948)	(40,426)
Amortization	(4,240)	(4,870)	(181)	—	(9,291)
Facility consolidation and asset impairment charges	(17,960)	(90,053)	—	—	(108,013)
Operating income as reported (GAAP basis)	$128,662	$(51,006)	$157,935	$(15,211)	$220,380

Thirteen weeks ended Dec. 25, 2011:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$155,558	$46,624	$96,608	$(24,816)	$273,974
Less:
Depreciation	(25,325)	(3,962)	(6,703)	(4,778)	(40,768)
Amortization	(3,642)	(3,930)	(181)	—	(7,753)
Facility consolidation and asset impairment charges	(13,193)	—	—	—	(13,193)
Operating income as reported (GAAP basis)	$113,398	$38,732	$89,724	$(29,594)	$212,260

Fifty-three weeks ended Dec. 30, 2012:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$516,394	$165,690	$471,815	$(47,976)	$1,105,923
Less:
Depreciation	(100,109)	(16,934)	(27,282)	(16,421)	(160,746)
Amortization	(15,565)	(17,003)	(725)	—	(33,293)
Facility consolidation and asset impairment charges	(32,076)	(90,053)	—	—	(122,129)
Operating income as reported (GAAP basis)	$368,644	$41,700	$443,808	$(64,397)	$789,755

Fifty-two weeks ended Dec. 25, 2011:
	Publishing	Digital	Broadcasting	Corporate	Consolidated Total

Operating cash flow	$626,120	$156,033	$331,066	$(57,812)	$1,055,407
Less:
Depreciation	(106,268)	(14,810)	(28,201)	(16,460)	(165,739)
Amortization	(15,026)	(15,883)	(725)	—	(31,634)
Facility consolidation and asset impairment charges	(27,243)	—	—	—	(27,243)
Operating income as reported (GAAP basis)	$477,583	$125,340	$302,140	$(74,272)	$830,791

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 10

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is a non-GAAP liquidity measure that is defined as "Net cash flow from operating activities" as reported on the statement of cash flows reduced by "Purchases of property, plant and equipment" as well as "Payments for investments" and increased by "Proceeds from investments". The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the Company's capital program, repay indebtedness, add to the company's cash balance, or to use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

	Fourteen weeks ended Dec. 30, 2012	Fifty-three weeks ended Dec. 30, 2012

Net cash flow from operating activities	$258,004	$756,740
Purchase of property, plant and equipment	(28,864)	(91,874)
Payments for investments	(1,501)	(2,501)
Proceeds from investments	20,455	35,629
Free cash flow	$248,094	$697,994